PricewaterhouseCoopers LLP 99 Bank Street, Suite 700 Ottawa, Ontario Canada K1P 1K6 Telephone +1 613 237 3702 Facsimile +1 613 237 3963

November 6, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Workstream Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form-8-K of Workstream Inc. dated November 6, 2006. We agree with the statements concerning our Firm in such 8-K.

Yours truly,

PRICEWATERHOUSECOOPERS LLP

Chartered Accountants

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.